Exhibit 99.7

Consent of David C. Friezo

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person about to become a director of Redback Networks, Inc. (“Redback”) in the Registration Statement on Form S-4 filed by Redback with the Securities and Exchange Commission on October 10, 2003.

/s/ DAVID C. FRIEZO
Name:	David C. Friezo

Date:  September 25, 2003